Exhibit 99.1

HCP TO ACQUIRE SENIOR HOUSING PORTFOLIO FOR $1.73 BILLION

LONG BEACH, CA — October 16, 2012 — HCP (NYSE:HCP) announced that it has entered into a definitive agreement to acquire 133 senior housing communities for $1.73 billion, from a joint venture between Emeritus Corporation (“Emeritus” — NYSE:ESC) and Blackstone Real Estate Partners VI, an affiliate of The Blackstone Group (the “Blackstone JV”).  As part of this transaction, Emeritus, the nation’s largest assisted living and memory care operator, will enter into a new triple-net, master lease and continue to operate these communities.  In addition, Emeritus has committed to investing an additional $30 million, representing $2,900 per unit, to continue improving the real estate and operating performance of the portfolio.  Located in 29 states, the portfolio encompasses 10,350 units representing a diversified care mix of 61% assisted living, 25% independent living, 13% memory care and 1% skilled nursing.  Concurrent with HCP’s acquisition, Emeritus will purchase nine remaining properties from the Blackstone JV, for which HCP has agreed to provide secured debt financing of $52 million.

The Blackstone JV initially acquired the portfolio out of bankruptcy in 2010 and transitioned the operations to Emeritus.  The joint venture subsequently invested $42 million in capital improvements representing $4,100 per unit, and these efforts have increased occupancy from 80% to 88%.

HCP expects to acquire these properties substantially unencumbered by prepaying almost all of the in-place secured debt.  The transaction is expected to be $0.08 and $0.05 per share accretive to HCP’s FFO and FAD per share, respectively, on an annualized basis.  HCP plans to finance this transaction consistent with its long-term leverage target of 60% equity and 40% debt.

“We are pleased to further expand our strategic relationship with Emeritus, one of our key, best-in-class operating partners.  The transaction further demonstrates our thesis of unlocking significant value for our operating partners through real estate driven transactions while providing our shareholders with attractive risk adjusted returns.  This transaction is immediately accretive, significantly expands our senior housing portfolio and is structured through the safety of a guaranteed triple-net lease with meaningful upside through contractual rent escalators,” said Jay Flaherty, HCP’s Chairman and Chief Executive Officer.

“Partnering with HCP on this exciting transaction will allow us to monetize our economic and promoted interests in the joint venture, immediately resulting in excess of $140 million of proceeds to Emeritus,” said Granger Cobb, Emeritus’ Chief Executive Officer.  “In addition, it secures our continued management of these communities on a long-term basis and positions us to capture future upside in the operations as we continue to deploy capital expenditures to maximize local strategic market opportunities.”

Based on current operating performance, the 133 communities consist of 99 that are stabilized and 34 currently in lease—up, which are summarized as follows:

Portfolio	Properties	Units	2012 YTD Occ. %	Purchase Price ($M)	Price/ Unit ($’000s)	EBITDAR Cap Rate	Lease Escalator % (in yrs. 2–4)	Fair Mkt. Rent Reset in
Stabilized	99	7,566	91.5%	$1,326	$175	6.8%	4.4, 3.8, 3.6	15 years
Lease-up	34	2,784	74.0%	402	144	5.7%	4.4, 3.8, 3.6	5 & 15 years
Total	133	10,350	86.8%	$1,728	$167	6.6%

In connection with the transaction, Emeritus will enter into a new triple-net, master lease for 129 properties (the “Master Lease”) and four individual leases, all guaranteed by the credit of Emeritus (together, the “Leases”).  The Leases provide total contractual rent in the first year of $105.5 million, representing a 6.1% lease yield.  The contractual rent will increase annually by the greater of 3.7% on average or CPI over the initial five years, and thereafter by the greater of 3.0% or CPI for the remaining initial term.  At the beginning of the sixth lease year, rent on the 34 lease—up properties will be increased to the greater of the percentage increase in CPI or fair market, subject to a floor of 103% and a cap of 130% of the prior year’s rent, allowing HCP to capture potential upside from these non—stabilized assets.

The properties will be grouped into three comparable pools with initial terms of 14 to 16 years.  Emeritus has two extension options, which, if exercised, bring total available lease terms to 30 to 35 years.

The closing of this transaction is subject to obtaining regulatory approvals and third party consents, and other customary closing conditions.  HCP expects the acquisition of real estate to close in phases beginning mid to late November 2012, although there can be no assurance that the transaction will close or, if it does, when the closing will occur.

$52 MILLION ACQUISITION FINANCING FOR EMERITUS’ PURCHASE OF NINE PROPERTIES

In conjunction with Emeritus’ acquisition of nine senior housing communities from the Blackstone JV, HCP has agreed to provide debt financing to Emeritus of $52 million (the “Loan”) with a four—year term.  The Loan is secured by the underlying real estate and prepayable at Emeritus’ option.  The interest rate on the Loan will mirror the 6.1% lease yield, including the annual increases through maturity.

ABOUT EMERITUS

Emeritus Senior Living is the nation’s largest memory care and assisted living provider, with ability to serve nearly 50,000 residents.  More than 28,000 employees support more than 470 communities throughout 44 states coast to coast.  Emeritus offers the spectrum of senior residential choices, care options and life enrichment programs that fulfill individual needs and promote purposeful living throughout the aging process.

UPDATED FULL—YEAR 2012 GUIDANCE

In connection with the transaction described above and other recent events, we are updating our full—year 2012 guidance to reflect the combined effect of the following:

•                  a negative impact of ($0.04) per share from merger—related items that consist of: (i) direct transaction costs; and (ii) estimated negative carry to prefund the transaction prior to its anticipated close;

•                  a ($0.02) per share non—cash impairment charge in the third quarter of 2012 related to a pending sale of land in Poway, CA.  During the third quarter, we executed a 396,000 sq. ft. expansion of our relationship with General Atomics in Poway, CA, consisting of: (i) a lease extension on 281,000 sq. ft. through June 2024, and (ii) a new 10—year lease (expected to commence mid—2014) for a 115,000 sq. ft. build—to—suit development.  As part of this transaction, General Atomics agreed to purchase a 19—acre land parcel from HCP for $19 million, resulting in the aforementioned impairment; and

•                  a $0.01 per share benefit driven by the transaction expected to close in the fourth quarter, and improved performance from our same—property portfolio.

As a result, we are updating our full year 2012 guidance as follows:  we are raising our Cash NOI Same Property Performance to a range between 3.75% and 4.75%.  We are lowering our FFO applicable to common shares by $0.05 per share to range between $2.65 and $2.71 per share.  Excluding the merger-related items and the impairment described above, we are raising FFO as adjusted applicable to common shares guidance by $0.01 to range between $2.74 and $2.80 per share; and we are raising our FAD applicable to common shares guidance by $0.01 to range between $2.19 and $2.25 per share.  See the “Projected Future Operations” section of this release for additional information regarding these estimates.

ABOUT HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  The Company’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospitals.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 27 consecutive years; and (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index.  For more information regarding HCP, visit the Company’s website at www.hcpi.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are made as of the date hereof and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of the Company’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These statements include among other things, net income applicable to common shares on a diluted basis, FFO applicable to common shares on a diluted basis, FFO as adjusted applicable to common shares on a diluted basis and FAD applicable to common shares on a diluted basis for the full year of 2012.  These statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of the Company and its management’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements.  These risks and uncertainties include but are not limited to: the Company’s ability to complete the acquisition and the loan described above on the currently proposed terms or at all; national and local economic conditions; continued volatility in the capital markets, including changes in interest rates and the availability and cost of capital, which changes and volatility affect opportunities for profitable investments; the Company’s ability to access external sources of capital when desired and on reasonable terms; the Company’s ability to manage its indebtedness levels; changes in the terms of the Company’s indebtedness; the Company’s ability to maintain its credit ratings; the potential impact of existing and future litigation matters, including the possibility of larger than expected litigation costs and related developments; the Company’s ability to successfully integrate the operations of acquired companies; risks associated with the Company’s investments in joint ventures and unconsolidated entities, including its lack of sole decision-making authority and its reliance on its joint venture partners’ financial condition and continued cooperation; competition for lessees and mortgagors (including new leases and mortgages and the renewal or rollover of existing leases); the Company’s ability to reposition its properties on the same or better terms if existing leases are not renewed or the Company exercises its right to replace an existing operator or tenant upon default; continuing reimbursement uncertainty in the post-acute/skilled nursing segment; competition in the senior housing segment specifically and in the healthcare industry in general; the ability of the Company’s operators and tenants from its senior housing segment to maintain or increase their occupancy levels and revenues; the ability of the Company’s lessees and mortgagors to maintain the financial strength and liquidity necessary to satisfy their respective obligations to the Company and other third parties; the bankruptcy, insolvency or financial deterioration of the Company’s operators, lessees, borrowers or other obligors; changes in healthcare laws and regulations, including the impact of future or pending healthcare reform, and other changes in the healthcare industry which affect the operations of the Company’s lessees or obligors, including changes in the federal budget resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates; the Company’s ability to recruit and retain key management personnel; costs of compliance with regulations and environmental laws affecting the Company’s properties; changes in tax laws and regulations; changes in the financial position or business strategies of HCR ManorCare; the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; changes in rules governing financial reporting, including new accounting pronouncements; and other risks described from time to time in the Company’s Securities and Exchange Commission filings. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

CONTACT

HCP
Timothy M. Schoen
Executive Vice President – Chief Financial Officer
562-733-5309

HCP, Inc.

Projected Future Operations (1)

(Unaudited)

	2012
	Low	High

Diluted earnings per common share	$1.77	$1.83
Real estate depreciation and amortization	0.85	0.85
DFL depreciation	0.03	0.03
Gain on sales of real estate	(0.01)	(0.01)
Joint venture FFO adjustments	0.01	0.01
Diluted FFO per common share	$2.65	$2.71
Preferred stock redemption charge	0.03	0.03
Merger—related items	0.04	0.04
Impairments	0.02	0.02
Diluted FFO as adjusted per common share	$2.74	$2.80
Amortization of net below market lease intangibles and deferred revenues	(0.01)	(0.01)
Amortization of deferred compensation	0.05	0.05
Amortization of deferred financing costs, net	0.04	0.04
Straight-line rents	(0.10)	(0.10)
DFL accretion(2)	(0.23)	(0.23)
DFL depreciation	(0.03)	(0.03)
Leasing costs and tenant and capital improvements	(0.14)	(0.14)
Joint venture and other FAD adjustments(2)	(0.13)	(0.13)
Diluted FAD per common share	$2.19	$2.25

Definitions of non-GAAP financial measures used herein and additional reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the Company’s supplemental information packages and earnings releases, which are available on the Company’s website at www.hcpi.com in the “Presentations” section of the “Investor Relations” tab.

(1)                   Except as otherwise noted above, the foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items and the earnings impact of the events referenced in this release.  Except as otherwise noted, these estimates do not reflect the potential impact of future dispositions, other impairments or recoveries, the future bankruptcy or insolvency of our operators, lessees, borrowers or other obligors, the effect of any future restructuring of our contractual relationships with such entities, gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. There can be no assurance that our actual results will not differ materially from the estimates set forth above.  The aforementioned ranges represent management’s best estimate of results based upon the underlying assumptions as of the date of this press release.  Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

(2)                   Our ownership interest in HCR ManorCare OpCo is accounted for using the equity method, which requires an ongoing elimination of DFL income that is proportional to our ownership in HCR ManorCare OpCo.  Further, our share of earnings from HCR ManorCare OpCo (equity income) increases for the corresponding elimination of related lease expense recognized at the HCR ManorCare OpCo level, which we present as a non-cash joint venture FAD adjustment.